FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan First Quarter 2014 Adjusted Diluted EPS Increases 6% to $0.66

Reaffirms 2014 Adjusted Diluted EPS Guidance Range of $3.25 - $3.60

PITTSBURGH - May 1, 2014-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three months ended March 31, 2014.
Financial Highlights

•	Adjusted diluted EPS of $0.66 for the three months ended March 31, 2014 compared to $0.62 for the same prior year period, an increase of 6%

•	Total revenues of $1.72 billion for the three months ended March 31, 2014 compared to $1.63 billion for the same prior year period, an increase of 5%

•	On a GAAP basis, diluted EPS of $0.29 for the three months ended March 31, 2014 compared to $0.27 for the same prior year period, an increase of 7%

•
Adjusted cash provided by operating activities of $286 million for the three months ended March 31, 2014. On a GAAP basis, cash provided by operating activities of $268 million for the three months ended March 31, 2014

Mylan CEO Heather Bresch commented: “Mylan’s performance during the first quarter slightly exceeded our expectations and marked a great start to what we believe will be another good year. Our operations in India drove strong top-line growth as a result of increased sales from our antiretroviral franchise. Additionally, the diversity and strength of our product portfolio in North America demonstrated our ability to continue to leverage our operating platform. We remain confident in our outlook for the rest of 2014, and we are reaffirming our full year guidance, including the adjusted diluted EPS guidance range of $3.25 to $3.60. With respect to mergers and acquisitions, as we have stated in the past, we continue to be very active in exploring a number of potential transactions and we remain confident that we will be in a position to execute on a substantial transaction by year end."
John Sheehan, Mylan's CFO, added: “We are pleased with our results and accomplishments during the first quarter, which will serve as the foundation for a strong 2014. During the first quarter, we were able to triple our adjusted operating cash flow to more than $280 million from the same period of the prior year. Our ability to generate strong operating cash flow continues to add to our financial flexibility and provides us the ability to execute on opportunities that create value for our shareholders.”

Financial Results Summary
Three Months Ended March 31, 2014
For the three months ended March 31, 2014, Mylan reported total revenues of $1.72 billion compared to $1.63 billion in the comparable prior year period, an increase of $84.1 million or 5.2%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets that Mylan operates in, specifically in India, Australia and Japan. Translating total revenues for the current year at prior year comparative period exchange rates ("constant currency") would have resulted in year-over-year growth of approximately $118 million, or 7%. The increase in constant currency total revenues was the result of a 7% increase in third party sales in North America combined with constant currency revenue growth in the Rest of World region of 27%. Offsetting these increases was a decline in third party net sales from the Specialty segment of 8%. The contribution from new products, and to a lesser extent, revenue from acquired businesses, totaled approximately $162 million in the first quarter of 2014, essentially flat when compared to the prior year.

A tabular summary of Mylan's revenues for the three months ended March 31, 2014 and 2013 is included at the end of this release. As previously disclosed, beginning in 2014, the regions within the Generics segment have been revised to North America, Europe and Rest of World. The Rest of World region includes the former Asia Pacific region, Brazil and the export sales to emerging markets, which were previously included in the EMEA and North America regions within the Generics segment. A summary of the Generics segment's 2013 total third party net sales and total revenues recast for the change in its geographic regions noted above is included at the end of this release. This change had no impact on Mylan's segment reporting. Also included at the end of this release are the reconciliations of Non-GAAP financial measures to the directly comparable GAAP financial measure.

Third party net sales from Mylan's Generics segment were $1.51 billion in the three months ended March 31, 2014, compared to $1.41 billion in the comparable prior year period, representing an increase of $100.5 million, or 7.1%. Foreign currency had an unfavorable impact on third party net sales for the current year. When excluding the unfavorable effect of foreign currency translation, Generics third party net sales for the current year would have increased by approximately $134 million, or 10% when compared to the prior year period.

Third party net sales from North America were $782.2 million for the three months ended March 31, 2014, compared to $731.5 million for the comparable prior year period, representing an increase of $50.7 million, or 6.9%. The increase in current quarter third party net sales from North America, totaling approximately $124 million in the first quarter of 2014, was principally due to sales from new products, and to a lesser extent, revenue from acquired businesses, partially offset by lower pricing and volume on existing products. The effect of foreign currency translation was insignificant within North America.

Third party net sales from Europe were $355.9 million for the three months ended March 31, 2014, compared to $348.5 million for the comparable prior year period, representing an increase of $7.4 million, or 2.1%. This increase was due to the favorable impact of foreign currency translation for the three months ended March 31, 2014, as translating current third party net sales from Europe at prior year comparative period exchange rates resulted in a decrease in third party net sales in Europe of approximately 2%. This decrease in constant currency third party net sales in Europe was principally the result of unfavorable pricing in a number of European markets.

Third party net sales from the Rest of World were $370.2 million for the three months ended March 31, 2014, compared to $327.8 million for the comparable prior year period, an increase of $42.4 million, or 12.9%. Foreign currency translation had an unfavorable impact on sales, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee, Australian Dollar and Japanese Yen. When excluding the unfavorable effect of foreign currency translation, third party net sales from the Rest of the World would have increased by approximately $87 million, or 27%. This increase is primarily driven by higher revenues from Mylan India, as a result of increased sales in the antiretroviral franchise, which manufactures products used in the treatment of HIV/AIDS, and to a lesser extent, revenue from acquired businesses. Additionally, local currency third party net sales in Japan increased as a result of higher volumes and new product introductions. In Australia, local currency third party net sales were essentially flat versus the comparable prior year period as increased volumes on existing and new products offset continued unfavorable pricing trends.

For the three months ended March 31, 2014, Mylan's Specialty segment reported third party net sales of $194.7 million, a decrease of $16.9 million, or 8.0%, from the comparable prior year period of $211.6 million. The decrease was the result of lower sales of the EpiPen® Auto-Injector, as a result of lower volumes due to a decline in wholesaler inventory levels during the quarter, only partially offset by favorable pricing. Third party net sales in the Specialty segment were also negatively impacted in the current period as a result of the discontinuation of a contract manufacturing agreement unrelated to the EpiPen® Auto-Injector. Offsetting these declines, sales of the Perforomist® Inhalation Solution increased from the comparable prior year period as a result of favorable pricing and volume.

Gross profit for the three months ended March 31, 2014, was $737.8 million and gross margins were 43.0%. For the three months ended March 31, 2013, gross profit was $693.5 million, and gross margins were 42.5%. Adjusted gross profit, as further defined below, for the three months ended March 31, 2014 was $865.6 million and adjusted gross margins were 50% as compared to adjusted gross profit of $796.5 million and adjusted gross margins of 49% in the comparable prior year period. Adjusted gross margins were positively impacted in the current year as a result of higher margins on new products. These increases were partially offset by unfavorable pricing on existing products, including products launched in the prior year.

Earnings from operations were $239.0 million for the three months ended March 31, 2014, compared to $213.8 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the three months ended March 31, 2014 were $396.0 million as compared to adjusted earnings from operations of $383.0 million in the comparable prior year period. This increase was driven by favorable gross margins, as discussed above. Partially offsetting higher gross margins was increased SG&A. The increase in SG&A in the current year is principally due to an increase in marketing costs.

Interest expense for the three months ended March 31, 2014, totaled $82.7 million, compared to $78.0 million for the comparable prior year period. The increase in the current year is principally due to higher interest expense related to clean energy investments and non-cash accretion of contingent consideration liabilities. Adjusted interest expense, as further defined below, for the three months ended March 31, 2014 was $63.4 million as compared to adjusted interest expense of $62.6 million in the comparable prior year period. Lower average borrowing rates served to offset the increase in interest expense from higher long-term debt.

Other (expense) income, net, was expense of $4.6 million for the three months ended March 31, 2014 compared to income of $3.4 million for the comparable prior year period. Other (expense) income, net for 2014 includes losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. increased by $9.0 million, or 8.4%, to $115.9 million for the three months ended March 31, 2014 as compared to $106.9 million for the prior year comparable period. Adjusted net earnings increased $14.5 million, or 5.9%, to $260.4 million for the three months ended March 31, 2014 as compared to adjusted net earnings of $245.9 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $392.4 million for the three months ended March 31, 2014 and $350.5 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $459.7 million for the three months ended March 31, 2014 and $443.4 million for the comparable prior year period.

Cash Flow
Adjusted cash provided by operating activities was $286 million for the three months ended March 31, 2014, compared to $90 million for the comparable prior year period. The increase in adjusted cash provided by operating activities from the prior year is the result of an improvement in cash provided by accounts receivable reflecting the timing of sales, cash collections and disbursements related to sales allowances. On a GAAP basis, cash provided by operating activities was $268 million for the three months ended March 31, 2014, compared to $88 million for the comparable prior year period. Capital expenditures were approximately $72 million in the current year as compared to approximately $53 million in 2013. The increase in capital expenditures as compared to 2013 is the result of expenditures to expand our global operating platform, including capital investments in our strategic growth drivers.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted interest expense, adjusted net earnings, constant currency total revenue, constant currency third party net sales, EBITDA and adjusted EBITDA, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as a superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months ended March 31, 2014 and 2013 (in millions, except per share amounts):

	Three Months Ended March 31,
	2014		2013
GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS	$115.9	$0.29	$106.9	$0.27
Purchase accounting related amortization (primarily included in cost of sales) (a)	103.7		92.1
Litigation settlements, net	3.1		1.8
Interest expense, primarily amortization of convertible debt discount	10.9		7.7
Non-cash accretion and fair value adjustments of contingent consideration liability	8.4		5.8
Clean energy investments pre-tax loss (b)	19.4		4.4
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	23.4		19.4
Restructuring and other special items included in:
Cost of sales	10.3		10.9
Research and development expense	0.9		23.3
Selling, general and administrative expense	19.4		24.0
Other (expense) income, net	(3.0)		6.8
Tax effect of the above items and other income tax related items	(52.0)		(57.2)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$260.4	$0.66	$245.9	$0.62
Weighted average diluted common shares outstanding	396.7		399.0

(a)	Purchase accounting related amortization expense for the three months ended March 31, 2013, includes $5.1 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. The amount is included in other (expense) income, net.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to EBITDA and adjusted EBITDA for the three months ended March 31, 2014 and 2013 (in millions):

	Three Months Ended
	March 31,
	2014	2013
GAAP net earnings attributable to Mylan Inc.	$115.9	$106.9
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	23.5	5.0
Income taxes	35.1	31.7
Interest expense	82.7	78.0
Depreciation and amortization	135.2	128.9
EBITDA	$392.4	$350.5
Add adjustments:
Stock-based compensation expense	15.4	12.1
Litigation settlements, net	3.1	1.8
Restructuring & other special items	48.8	79.0
Adjusted EBITDA	$459.7	$443.4

Conference Call
Mylan will host a conference call and live webcast, today, May 1, 2014, at 11:00 AM ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available at www.mylan.com/investors, for a limited time.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,300 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

Forward-Looking Statements
This press release may contain "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These often may be identified by the use of words such as “may,” "could," "should," "would," "project," “believe,” “anticipate,” “expect,” “plan,” “estimate,” "forecast," "potential" "intend," "continue," "target" and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the inherent challenges, risks and costs in the Company's ability to identify, acquire and integrate complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; the Company's expected or targeted future financial and operating performance and results; the Company's capacity to bring new products to market, including but not limited to where the Company uses its business judgment and decide to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing and outcome of any ongoing legal proceedings and the impact of any such proceedings on the Company's consolidated financial condition, results of operations or cash flows; the Company's ability to protect its intellectual property and preserve its intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company's business activities, see the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission (“SEC”). You can access the Company's Form 10-K and other filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the date of this release. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the three months ended March 31, 2014, is filed with the SEC could potentially result in adjustments to reported results.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Net sales	$1,703.0	$1,619.4
Other revenues	12.6	12.1
Total revenues	1,715.6	1,631.5
Cost of sales	977.8	938.0
Gross profit	737.8	693.5
Operating expenses:
Research and development	118.0	126.5
Selling, general and administrative	377.7	351.4
Litigation settlements, net	3.1	1.8
Total operating expenses	498.8	479.7
Earnings from operations	239.0	213.8
Interest expense	82.7	78.0
Other (expense) income, net	(4.6)	3.4
Earnings before income taxes and noncontrolling interest	151.7	139.2
Income tax provision	35.1	31.7
Net earnings	116.6	107.5
Net earnings attributable to the noncontrolling interest	(0.7)	(0.6)
Net earnings attributable to Mylan Inc. common shareholders	$115.9	$106.9
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.31	$0.27
Diluted	$0.29	$0.27
Weighted average common shares outstanding:
Basic	372.3	393.2
Diluted	396.7	399.0

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	March 31, 2014	December 31, 2013
ASSETS
Assets
Current assets
Cash and cash equivalents	$243.0	$291.3
Accounts receivable, net	1,678.6	1,820.3
Inventories	1,737.9	1,664.7
Other current assets	682.7	695.0
Total current assets	4,342.2	4,471.3
Intangible assets, net	2,462.5	2,517.9
Goodwill	4,359.6	4,288.1
Other non-current assets	4,190.7	3,959.0
Total assets	$15,355.0	$15,236.3
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$2,649.3	$2,956.1
Long-term debt	7,780.6	7,586.5
Other non-current liabilities	1,733.4	1,733.8
Total liabilities	12,163.3	12,276.4
Noncontrolling interest	17.4	18.1
Mylan Inc. shareholders' equity	3,174.3	2,941.8
Total liabilities and equity	$15,355.0	$15,236.3

Mylan Inc. and Subsidiaries
Recast of Geographical Regions
(Unaudited; in millions)

The following table provides a summary of the Generics segment's 2013 total third party net sales and total revenues recast for the change in its geographic regions to conform to the presentation for the current period. The recast had no impact on total third party sales or total revenues for the Generics segment.

Recast for Geographic Changes Within the Generics Segment:
	Three Months Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Generics:
North America	$731.5	$716.5	$705.5	$853.1	$3,006.6
Europe	348.5	359.4	346.5	375.3	1,429.7
Rest of World	327.8	374.5	346.9	389.4	1,438.6
Total third-party net sales	1,407.8	1,450.4	1,398.9	1,617.8	5,874.9
Other third-party revenues	5.0	7.8	5.5	7.5	25.8
Intersegment revenues	0.6	1.9	1.7	1.5	5.7
Generics total revenues	$1,413.4	$1,460.1	$1,406.1	$1,626.8	$5,906.4

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Three Months Ended
	March 31,		Percent Change
	2014	2013	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$782.2	$731.5	7%	7%
Europe	355.9	348.5	2%	(2)%
Rest of World	370.2	327.8	13%	27%
Total third party net sales	1,508.3	1,407.8	7%	10%

Other third party revenues	6.2	5.0
Total third party revenues	1,514.5	1,412.8

Intersegment revenues	1.3	0.6
Generics total revenues	1,515.8	1,413.4

Specialty:
Third party net sales	194.7	211.6	(8)%	(8)%
Other third party revenues	6.4	7.1
Total third party revenues	201.1	218.7

Intersegment revenues	1.7	7.9
Specialty total revenues	202.8	226.6

Elimination of intersegment revenues	(3.0)	(8.5)
Consolidated total revenues	$1,715.6	$1,631.5	5%	7%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2014	2013
GAAP cost of sales	$977.8	$938.0
Deduct:
Purchase accounting related amortization	(99.9)	(92.1)
Acquisition related costs	(17.6)	—
Restructuring & other special items	(10.3)	(10.9)
Adjusted cost of sales	$850.0	$835.0

Adjusted gross profit (a)	$865.6	$796.5

Adjusted gross margin (a)	50%	49%

	Three Months Ended
	March 31,
	2014	2013
GAAP total operating expenses	$498.8	$479.7
Deduct:
Litigation settlements, net	(3.1)	(1.8)
Restructuring & other special items	(26.1)	(64.4)
Adjusted total operating expenses	$469.6	$413.5

Adjusted earnings from operations (b)	$396.0	$383.0

	Three Months Ended
	March 31,
	2014	2013
GAAP interest expense	$82.7	$78.0
Deduct:
Interest expense related to clean energy investments (c)	(3.9)	(1.5)
Non-cash accretion of contingent consideration liability	(8.4)	(7.7)
Non-cash interest, primarily amortization of convertible debt discount	(7.0)	(6.2)
Adjusted interest expense	$63.4	$62.6

	Three Months Ended
	March 31,
	2014	2013
GAAP other income (expense)	$(4.6)	$3.4
Add/ (Deduct):
Clean energy investment operating results	19.4	4.4
Purchase accounting related amortization	3.8	—
Acquisition related costs	—	0.5
Restructuring & other special items	(3.0)	6.8
Adjusted other income	$15.6	$15.1

Reconciliation of cash provided by operating activities

	Three Months Ended March 31,
	2014	2013
GAAP cash provided by operating activities	$268	$88
Add:
Payment of litigation settlements	—	1
Acquisition related costs	14	—
Increase in deferred revenue	—	1
R&D expense	4	—
Adjusted cash provided by operating activities	$286	$90

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings
The reconciliation below is based on management's estimate of adjusted net earnings and adjusted diluted EPS for the year ending December 31, 2014. Mylan expects certain known GAAP charges for 2014, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for GAAP and adjusted earnings per share data.

	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$790	$2.03	$900	$2.22
Purchase accounting related amortization	400		420
Interest expense, primarily amortization of convertible debt discount	35		45
Non-cash accretion of contingent consideration liability	35		40
Pre-tax loss of clean energy investments	75		85
Restructuring and other special items	170		220
Tax effect of the above items and other income tax related items	(240)		(250)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,265	$3.25	$1,460	$3.60
Weighted average diluted common shares outstanding	389		405